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Exhibit 3.2(u)

CODE OF BY-LAWS
OF
CROSSMANN MANAGEMENT, INC.

ARTICLE I
Name, Office, Seal

        1.    Name.    The name of the Corporation is Crossmann Management, Inc.

        2.    Principal Office.    The principal office of the Corporation shall be as stated in the Articles of Incorporation, and the books and records of the Corporation shall be kept at its principal office. The location of its Registered Office or the designation of its Registered Agent, or both, may be changed at any time, or from time to time, in any manner allowed by the Indiana Business Corporation Law of 1986, as amended from time to time (hereinafter referred to as "The Act").

        3.    Corporate Seal.    The Corporate Seal of the Corporation shall be in a circular seal with the name of the Corporation around the border and the word "seal" in the center.

ARTICLE II
Shareholders

        1.    Annual Meeting.    The annual meeting of the shareholders of the Corporation shall be held on the 20th day of May, commencing on the 20th day of May, 1998, at a place to be determined by the Board of Directors, for the purpose of electing Directors and for the transaction of other such business as may come before the meeting. If the election of Directors is not held on the date designated herein for any annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special Shareholders' meeting as soon thereafter as convenient. Failure to hold the annual meeting at the designated time shall not work any forfeiture or dissolution of the Corporation, nor shall it affect the validity of any corporate action. It shall be the duty of the Secretary to post notice of such meeting in the United States mail by ordinary mail not later than five (5) days prior to such annual meeting unless waived by the shareholders. So long as the Corporation has no more than ten (10) shareholders, shareholders' meetings may be by means of a conference telephone or similar communication equipment by which all persons participating in the meeting can communicate with each other. Participation by this means constitutes presence in person at the meeting for purposes of waiver of notice and quorum.

        2.    Addresses of Shareholders.    The address of any shareholder appearing upon the records of the Corporation shall be deemed to be the same address as the latest address of such shareholder appearing on the records maintained by the Secretary of the Corporation.

        3.    Notification of Changes of Address.    The shareholders shall be responsible for notifying the Secretary of the Corporation, in writing, of any changes in their addresses from time to time, and failure to do so will relieve the Corporation, its shareholders, officers and directors of liability for failure to direct notices, dividends, or other documents of property to an address other than the one appearing upon the records of the Secretary.

ARTICLE III
Board of Directors

        1.    Number of Members.    The Board of Directors of Crossmann Management, Inc. shall be composed of two (2) members, or as established by the Board of Directors from time to time, until the By-Laws are amended as hereinafter set forth. The Board of Directors shall have full power and authority to manage and control the affairs and business of the Corporation. At any meeting of the Board of Directors, two (2) Directors shall be required to constitute a quorum for the transaction of business, provided that the vote of not less than two (2) of the Directors shall be required to pass any measure before any Board of Directors meeting.

        2.    Annual Meeting.    The annual meeting of the Board of Directors of the Corporation shall be held on the 20th day of May, commencing with the 20th day of May, 1998, for the purpose of electing Officers and for the transaction of other such business as may come before the meeting. No formal notices of the annual meeting shall be required; however, it shall be the duty of the Secretary to give each Board member a reminder of such meeting.

        3.    Special Meetings.    Special meetings of the Board of Directors may be called at any time by the President or Secretary of the Board and each Director, unless notice is waived, shall receive notice by ordinary mail of such meeting, to be posted in the United States mail not less than three (3) days prior to such meeting. Attendance at the meeting shall constitute a waiver of notice.

        4.    Vacancy.    In case of a vacancy in the Board of Directors, a majority of the remainder of the members thereof shall fill such vacancy until the next annual meeting of the shareholders.

        5.    Place of Meetings.    Board of Directors' meetings may be within or without the State of Indiana or by means of a conference telephone or similar communications equipment by which all Directors participating in the meeting can communicate with each other. Participation by these means constitutes presence in person for purposes of waiver of notice and quorum.

ARTICLE IV
Officers

        1.    Number.    The officers of the Corporation shall consist of the Chief Executive Officer, a President and Chief Operating Officer, a Secretary, a Treasurer and Chief Financial Officer, and one or more Vice Presidents and such other subordinate officers as may be prescribed by this Code of By-Laws or as may be chosen by the Directors at such time and in such manner and for such terms as the Directors may prescribe. Except for the offices of Vice President and President, two or more offices may be held by the same person.

        2.    Election, Term of Office, and Qualifications.    The officers shall be chosen annually by the Directors. Each officer shall hold his office until his successor is chosen and qualified, or until his death, or until he shall have resigned, or shall have been removed in the manner hereinafter provided.

        3.    Removal.    Any officer may be removed, either with or without cause, at any time, by the vote of a majority of the actual number of Directors at the meeting called for that purpose.

        4.    Resignations.    Any officer may resign at any time by giving written notice to the Directors, or to the President or Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

        5.    Vacancies.    Any vacancy in any office shall be filled for the unexpired portion of the term as prescribed in this Code of By-Laws for election or appointment of office.

        6.    Duties.    The duties of the officers shall be such as are usually imposed upon such officials of the Corporation and as are required by law, and such as may be assigned to them respectively by the Board of Directors.

        7.    Other Officers, Agent, and Employees.    Other officers, agents and employees may be appointed and their duties assigned by the Board of Directors.

        8.    Compensation.    Compensation of all officers, agents and employees of the Corporation shall be such as may be fixed from time to time by the Board of Directors.

ARTICLE V
Certificates of Stock

        1.    Consideration for Shares.    The Directors shall cause the Corporation to issue the shares of stock of the Corporation for such consideration as they determine in compliance with the Act.

        2.    Payment for Shares.    Subject to the provisions of the Act, the Articles of Incorporation and any resolution to the contrary heretofore or hereafter adopted by the Directors of the Corporation, the consideration for the issuance of shares of the stock of the Corporation may be paid, in whole, or in part, by any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. When payment of the consideration for which a share was authorized to be issued shall have been received by the Corporation, or when surplus shall have been transferred to stated capital upon the issuance of a share dividend, such share shall be declared and taken to be fully paid and not liable to any further call or assessment, and the holder thereof shall not be liable for any further payments thereon. In the absence of actual fraud in the transaction, the judgment of the Directors as to the value of such property, labor or services received as consideration, or the value placed by the Directors upon the corporate assets in the event of a share dividend, shall be conclusive. The Corporation may place in escrow shares issued for a contract for future services or benefits or a promissory note, or make any other arrangements allowed by the Act to restrict the transfer of shares.

        3.    Certificates for Common Shares.    Shares may, but need not, be evidenced by a certificate, signed by the President or a Vice President, and the Secretary of the Corporation. Any such certificate shall state the name of the Corporation, the name of the person to whom it is issued, the number and class and the designation of the series, if any, the certificate represents, that such shares are without par value, and whether such shares have been fully paid and are not liable to any further call or assessment, unless not fully paid, in which case the certificate shall be legibly stamped to indicate the percentum which has been paid up. Such certificates shall be substantially in the form attached to these By-Laws.

        4.    Transfer of Stock.    Transfer of the stock shall be made either in person or by attorney only on the books of the Corporation in a transfer book kept for that purpose, and upon the surrender of the old certificate. Such transfers shall be subject to the limitations contained in these By-Laws and in the Articles of Incorporation of the Company.

        5.    Voting and Right to Vote.    Each shareholder shall be entitled to cast one vote for every share of stock held by him as shown on the books of the Corporation as of thirty (30) days prior to any meeting of the shareholders, regular or special, and such votes may be cast, whether in person or by proxy, but not without the presentation of the certificate representing the stock on account of which such shareholder claims the right to vote, if such right is challenged.

        6.    Rights.    The stock of the Corporation is not subject to call, and there are no provisions for any preference, conversion or exchange rights, rights of retirement on maturity dates.

        7.    Sale and Transfer Limitations.    The sale and the transfer of the shares of the Corporation shall be subject to the following limitations:

          a.     In the event any shareholder desires to sell his stock, he shall give the Corporation and the remaining shareholders written notice of his desire and intent to sell said stock; within thirty (30) days after receipt of said notice, the Corporation shall have the first option to purchase said stock. In the event the Corporation does not exercise its first option to purchase said stock in said thirty (30) days, then the remaining shareholders shall have the second option to purchase the said stock in proportion to their ownership within a thirty day (30) day period thereafter. And in the event any shareholder does not exercise his option to purchase his proportionate share of stock, said remaining shareholders shall have the right to purchase such stock in proportion to their then ownership. In the event neither the Corporation nor the shareholders exercise their option to purchase all of said stock within said period, then the shareholders desiring to sell shall have the right to sell said stock to anyone who is not a shareholder of the Corporation. Any sale or other transfer of stock made by such shareholder contrary to the above limitations shall be void and such transfer of the stock on the books of the Corporation shall be refused.

          b.     In the event the Corporation desires to issue any additional authorized stock or to resell any treasury stock, the Corporation shall give the existing shareholders written notice of its desire. Within thirty (30) days after receipt of said notice the shareholders shall have the first option to purchase said stock; in the event any shareholder does not exercise his option to purchase his proportionate share of stock, said remaining shareholders shall have the right to purchase such stock in proportion to their then ownership. In the event none of the shareholders exercise their option to purchase of any of said stock within said period, then the Corporation shall have the right to sell said stock to anyone who was not a shareholder of the Corporation.

          c.     No transfer of stock of the Corporation may be made unless the following three (3) conditions are met or unanimous shareholder consent is obtained to waiver of the conditions: (i) If the Corporation is an "S" Corporation, the transferee must consent in writing to such S Election and agree not to withdraw the same; (ii) If the Corporation is an "S" Corporation, a written opinion must be procured, from the Corporation's accountant or legal counsel, that the transfer will not cause the Corporation to lose its "S" status; (iii) Each transferee must consent in writing to be bound by any Stock Purchase Agreement to which the Corporation is a party.

          d.     In the event the Corporation and its shareholders have entered into a Stock Purchase Agreement or some other agreement concerning sale of stock in the Corporation, that agreement would prevail over the sale and transfer limitations set forth herein.

        9.    Dividends.    Dividends on shares of stock outstanding shall be paid in such amounts and at such times as the Board of Directors may from time to time determine. Before payment of any dividends or the distribution of any profits, there may be set aside out of the net profits of the Corporation such sums as the Directors may from time to time determine as proper as a reserve fund to meet contingencies or for such other purpose as the Directors shall believe conducive to the interests of the Corporation.

        10.    Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate for shares of the Corporation in the place of any lost certificate theretofore issued and alleged to have been lost, stolen or destroyed, but the Directors may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to furnish affidavit as to such loss, theft or destruction, and to give a bond in such form and substance, and with such surety or sureties, with fixed or open penalty, as it may direct, to indemnify the Corporation against any claim that may be made on account of the alleged loss, theft or destruction of such certificate.

ARTICLE VI
Fiscal Year

        The fiscal year of the Corporation shall be from January 1 through December 31 of the calendar year.

ARTICLE VII
Contracts

        Contracts, deeds and other instruments of the Corporation shall bear the signature of the President attested by the Secretary, unless modified by resolution.

ARTICLE VIII
Amendments to By-Laws

        The Board of Directors by a majority vote of the actual number of directors elected and qualified from time to time shall have the power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation.

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  Exhibit 3.2(u)
CODE OF BY-LAWS OF CROSSMANN MANAGEMENT, INC.